Exhibit 1.1

STOCKHOLDERS AGREEMENT

This Stockholders Agreement, dated as of December 16, 2013, together with the schedules attached hereto (this “Agreement”), is made by and among Viggle Inc., a Delaware corporation (the “Company”) and the Persons listed on Schedule I attached hereto (each, a “Stockholder” and collectively the “Stockholders”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Stockholders’ Agent on behalf of the Eligible Stockholders pursuant to the Merger Agreement (as defined below).

WHEREAS the Company and wetpaint.com, Inc., a Delaware corporation (“Wetpaint”), entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Viggle Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), merged with and into Wetpaint, with Wetpaint continuing as the surviving entity (the “Merger”);

WHEREAS, Article II, Section A of the Amended and Restated Bylaws of the Company (the “Bylaws”) provides that the number of directors that shall constitute the Board of Directors of the Company (the “Board”) shall be fixed by the Board, but shall not be less than three (3) or more than ten (10);

WHEREAS, Article II, Section J of the Bylaws provides that any vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of directors then in office; and

WHEREAS, in connection with the execution of the Merger Agreement and the consummation of the transactions contemplated thereby, the Company and Stockholders agreed to execute and deliver this Agreement as of the date hereof.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained in this Agreement and the Merger Agreement, and intending to be legally bound by this Agreement, the Company and the Stockholders agree as follows:

1. Definitions.  Capitalized terms used and not otherwise defined in this Agreement shall have the meanings given such terms in the Merger Agreement.  As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Stockholder, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by a Stockholder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended.

“Common Stock” means shares of common stock, par value $0.001 per share, of the Company.

“Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, including without limitation the Company’s Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, but excluding Options.

“Exempted Securities” means: (i) shares of Common Stock issued upon the conversion or exchange of Convertible Securities, (ii) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities; (iii) shares of Common Stock, Options or Convertible Securities issued in connection with the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or in connection with a joint venture agreement, (iv) shares issued in a Subsequent Public Offering and (v) shares of Common Stock or Options to acquire Common Stock issued in connection with any Company employee incentive plan.

“Independent Director” shall have the meaning specified in Rule 4200(a)(15) of the NASDAQ Marketplace Rules, as may be amended from time to time.

“Majority Wetpaint Holders” means those Wetpaint Holders owning a majority of the aggregate shares of Voting Securities owned beneficially and of record by all Wetpaint Holders.

“Nomination Agreement” means that Nomination Agreement, dated as of the date hereof, by and among the Company and the Wetpaint Holders.

“Option” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Participant” means a Participant (as such term is defined in the Company’s Restricted Stock Unit Grant Agreements or the Company’s Stock Option Grant Agreement issued in connection with the Merger) following his, her or its execution and delivery of the Adoption Agreement attached to this Agreement as Exhibit A.

“Preferred Stock” means any shares of preferred, par value $0.001, per share of the Company that may be issued by the Company pursuant to the Certificate of Incorporation.

“Wetpaint Holders”  means Accel IX L.P., Accel IX Strategic Partners L.P., Accel Investors 2007 L.L.C., Trinity Ventures VIII, L.P., Trinity VIII Side-By-Side Fund, L.P., Trinity VIII Entrepreneurs’ Fund, L.P., Frazier Technology Ventures II, LP, DAG Ventures III-QP, L.P., DAG Ventures III, L.P., DAG Ventures GP Fund III, LLC and  DAG Ventures III-A, LLC.

“Wetpaint Party” means a Participant or a Wetpaint Holder.

2. Governance Matters.

2.1 Appointment of Director.  Following the Effective Time, upon the request of a Majority Wetpaint Holders, the Company and the Stockholders shall take all action necessary and appropriate to cause the Board to appoint the designee of a Majority Wetpaint Holders to the Board until the first annual or special meeting of stockholders of the Company at which directors of the Company are to be elected immediately following the Effective Time, or until his or her earlier death, resignation or removal.

2.2 On-Going Board Composition.  Subject to compliance with any federal or state securities laws and, in the event the Company’s securities are listed on a national securities exchange, the listing requirements of such national securities exchange, the Company and Stockholders agree that:

(a) For as long as the Wetpaint Holders, in the aggregate, own beneficially and of record at least fifty percent (50%) of the shares of Parent Common Stock they actually received in connection with the Merger (as adjusted for stock splits, dividends, combinations, recapitalizations and the like), in connection with any proposal submitted for Company stockholder approval (at any annual or special meeting called, or in connection with any other action (including the execution of written consents)) related to the election or removal of directors of the Board, each of the Stockholders will cause all of his, her or its respective shares of Capital Stock that are entitled to vote, whether now owned or hereafter acquired (collectively, “Voting Securities”), to be present in person or represented by proxy at all meetings of stockholders of the Company, so that all such shares shall be counted as present for determining the presence of a quorum at such meetings, and vote all of his, her or its Voting Securities and take such other actions as are necessary or appropriate to elect or cause the election of the person nominated by the Wetpaint Holders pursuant to the Nomination Agreement (the “Wetpaint Director”).

(b) Subject to Sections 2.2(a) above and Section 2.2(c) below, each Stockholder shall have the right, in his, her or its sole discretion, to vote all of his, her or its Voting Securities to elect any other director to the Board nominated by either (i) the Company’s Nominating and Corporate Governance Committee or (ii) any holder of Common Stock, in each case, in accordance with the Bylaws.

(c) The Company and the Stockholders shall, and the Company shall cause each of its officers, directors and employees to, do all lawful things necessary and advisable to ensure that a majority of the Board will consist of Independent Directors.

(d) If the Wetpaint Director shall no longer be able to serve as a director for any reason whatsoever, the Wetpaint Holders shall have the right (and the Company shall do all lawful things necessary and advisable) to cause the Board to fill such vacancy with an individual nominated by the Majority Wetpaint Holders; provided that such nomination complies with Sections 2.2(c) above.  If such inability to serve occurs at the end of the Wetpaint Director’s term, the Majority Wetpaint Holders shall provide the notice to the Company for a new director nominee as provided in the Bylaws.  If such inability to serve occurs prior to the end of such Wetpaint Director’s term, the Majority Wetpaint Holders shall promptly inform the Company of any replacement director and the Company shall cause the Board to appoint such replacement director to the Board to fill the unexpired term of the Wetpaint Director being replaced.

(e) The Company and the Stockholders shall take or cause to be taken all lawful actions necessary to ensure at all times that the Certificate of Incorporation and Bylaws are not, at any time, inconsistent with the provisions of this Agreement.

2.3 Removal; Vacancies.  Each Stockholder agrees to vote all of his, her or its Voting Securities for the removal, with or without cause, of the Wetpaint Director director upon the request of a Majority Wetpaint Holders, and for the election to the Board of a substitute (in the event of a vacancy occurring for any reason, including, but not limited to, the death, disability, retirement, resignation or removal of such director) designated by such Majority Wetpaint Holders in accordance with such provisions.  Each Stockholder further agrees not to vote any of his, her or its Voting Securities for the removal of any director elected to the Board pursuant to Sections 2.2(a) above except as set forth in this Section 2.3.

3. Voting.  For as long as any of the Stockholders and Participants own beneficially and of record any shares of Capital Stock, each of the Stockholders and Participants, with respect to his, her or its respective Voting Securities, and the Stockholders’ Agent, with respect to all of the Voting Securities comprising the Escrow Amount, hereby constitute and appoint as his, her or its proxy and hereby grants a power of attorney to Robert F.X. Sillerman (“Sillerman”) with full power of substitution, with respect to any proposal submitted for Company stockholder approval (at any annual or special meeting called, or in connection with any other action (including the execution of written consents)), and, subject to Section 2.2(a), hereby authorizes Sillerman to represent and vote all of such Voting Securities in his sole discretion.  Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company, the Stockholders, Participants and the Stockholders’ Agent in connection with the transactions contemplated by this Agreement and the Merger Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 8.  Each Stockholder and Participant hereby revokes any and all previous proxies or powers of attorney with respect to such Stockholder’s and Participant’s Voting Securities and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 8 below, purport to grant any other proxy or power of attorney with respect to any of such Stockholder’s or Participant’s Voting Securities, deposit any shares of Capital Stock into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Voting Securities, in each case, with respect to any of the matters set forth herein.  The provisions of this Section 3 shall terminate on the first to occur of: (a) a Recapitalization, (b) the termination of this Agreement pursuant to Section 8 below, or (c) December 31, 2015.  The Stockholders and Participants acknowledge and agree that Sillerman has an obligation to file various reports with the Securities and Exchange Commission , including without limitation, a Schedule 13D.  By virtue of the Nominating Agreement and this Stockholders Agreement, Sillerman will need to include certain information about the holdings of the Stockholders and Participants in such reports.  Accordingly, each Stockholder and Participant agrees that it shall  cooperate with Mr. Sillerman by timely providing information about their holdings and other relevant information to Sillerman on a timely basis in order to allow for appropriate filings.

4. No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

5. Covenants of the Company.

5.1 Right of First Offer.  Subject to the terms and conditions of this Section 5.1 and applicable securities laws, if the Company proposes to offer or sell any equity securities or debt securities convertible into equity securities for the purposes of raising new capital (“New Securities”), the Company shall offer such New Securities to each to the Wetpaint Parties in accordance with this Section 5.1.  Each Wetpaint Party shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among itself and its Affiliates; provided that each such Affiliate agrees to enter into this Agreement, the Lockup Agreement and the Nomination Agreement.

(a) The Company shall give notice (the “Offer Notice”) to each Wetpaint Party, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within thirty (30) days after the Offer Notice is given, each Wetpaint Party may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Wetpaint Party (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of any derivative securities then held by such Wetpaint Party) bears to Common Stock then held by all holders of Capital Stock (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of any derivative securities then held by holders of Capital Stock) The closing of any sale pursuant to this Section 5.1(b) shall occur within thirty (30) days of the date that the Offer Notice is given.

(c) Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Section 5.1, the Company may elect to give notice to the Wetpaint Parties within thirty (30) days after the issuance of New Securities.  Such notice shall describe the type, price, and terms of the New Securities.  Each Wetpaint Party shall have thirty (30) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Wetpaint Party, maintain such Wetpaint Party’s percentage-ownership position, calculated as set forth in Section 5.1(b) before giving effect to the issuance of such New Securities.

(d) The right of first offer in this Section 5.1 shall not be applicable to Exempted Securities.

(e) The provisions of this Section 5.1 shall terminate on the first to occur of the time immediately prior to a Recapitalization or December 31, 2015.

5.2 Other Covenants.  For as long as the Wetpaint Holders, in the aggregate, own beneficially and of record at least fifty percent (50%) of the shares of Parent Common Stock they actually received in connection with the Merger (as adjusted for stock splits, dividends, combinations, recapitalizations and the like), the Company agrees to use its commercially reasonable efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement.  Such actions include, without limitation, the use of the Company’s commercially reasonable efforts to (i) cause the nomination and election of the Wetpaint Director as provided in this Agreement and (ii) to cause additional parties that, as of the date hereof, hold shares of Capital Stock to join this Agreement as Stockholders to the extent necessary to ensure that the all of the Stockholders hold a sufficient number of shares of Capital Stock to elect the Wetpaint Director pursuant to the terms of the Bylaws and Certificate of Incorporation; provided, that, in no event shall the Company be required to make any payments to any such parties to fulfill its obligations under this Section 5.

6. Legend.

6.1 Share Certificate Legend.  For as long as the Wetpaint Holders, in the aggregate, own beneficially and of record at least fifty percent (50%) of the shares of Parent Common Stock they actually received in connection with the Merger (as adjusted for stock splits, dividends, combinations, recapitalizations and the like), (i) each certificate, instrument, or book entry representing any Voting Securities issued after the date hereof shall be notated by the Company with a legend reading substantially as follows:

“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A STOCKHOLDERS AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”;

and (ii) the Company shall supply, free of charge, a copy of this Agreement to any holder of such Voting Securities upon written request from such holder to the Company at its principal office.  If the Wetpaint Holders, in the aggregate, no longer own beneficially and of record at least fifty percent (50%) of the shares of Parent Common Stock they actually received in connection with the Merger (as adjusted for stock splits, dividends, combinations, recapitalizations and the like), upon written request to the Company, the Company shall remove the legend required by this Subsection 6.1 from any certificate, instrument or book entry evidencing any Voting Securities. The parties to this Agreement do hereby agree that the failure to cause the certificates, instruments, or book entry evidencing the Shares to be notated with the legend required by this Subsection 6.1 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

6.2 Stock Splits, Stock Dividends, etc.  For as long as the Wetpaint Holders, in the aggregate, own beneficially and of record at least fifty percent (50%) of the shares of Parent Common Stock they actually received in connection with the Merger (as adjusted for stock splits, dividends, combinations, recapitalizations and the like), in the event of any issuance of Capital Stock hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Capital Stock shall become Voting Securities subject to this Agreement and shall be notated with the legend set forth in Subsection 6.1.

7. DGCL 218(c).  The Stockholders and the Company intend Section 2 and Section 3 above to constitute an enforceable voting agreement under Section 218(c) of the Delaware General Corporation Law.

8. Termination.  Other than the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate (except for Section 9) (a) upon the mutual written agreement of the Company and the Stockholders or (b) at such time as the Wetpaint Holders or their Affiliates no longer beneficially own any shares of Capital Stock.

9. Miscellaneous.

9.1 Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

9.2 Venue.  Any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the Borough of Manhattan in the State of New York.  Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the Borough of Manhattan in the State of New York (and each appellate court located in the State of New York) in connection with any such Legal Proceeding; (ii) agrees that each state and federal court located in the Borough of Manhattan in the State of New York shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the Borough of Manhattan in the State of New York, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

9.3 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.4 Specific Performance.  The parties to this Agreement agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it at law or in equity) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

9.5 Successors and Assigns.  Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be enforceable by, the successors and assigns of the parties hereto.

9.6 No Third-Party Beneficiaries.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, stockholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.

9.7 Entire Agreement.  This Agreement constitutes constitute the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

9.8 Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by electronic mail, telegram, cablegram or other electronic transmission, with confirmation of delivery, upon confirmation of delivery; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to the Company, to:

Viggle Inc.
902 Broadway, 11th Floor
                                                New York, NY 10010
Attention: Robert F.X. Sillerman,
                 Chief Executive Officer
Facsimile: (646) 349-5988

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, NY 10166
Attention: Dennis Block, Esq.
                   Margaret Butler, Esq.
Facsimile: (212) 805-5555
                  (212) 805-9284

If to any Stockholder, to the address specified in Schedule I.

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 6.8.

9.9 Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default.  All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

9.10 Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, the Majority Wetpaint Holders, and the Stockholders owning a majority of the aggregate shares of Voting Securities owned beneficially and of record by all Stockholders, or, in the case of a waiver, by the party against whom the waiver is to be effective; provided the consent of the Stockholders (other than the Majority Wetpaint Holders) shall not be required for any amendment or waiver if such amendment or waiver either (A) is not directly applicable to the rights of the Stockholders hereunder; or (B) does not adversely affect the rights of the Stockholders in a manner that is different than the effect on the rights of the other parties hereto;.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party hereto.

9.11 Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.12 Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent by any court of competent jurisdiction, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.13 Titles and Subtitles; Interpretation.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.  Each party hereto acknowledges that it and its attorney has reviewed this Agreement and agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

9.14 Additional Parties. Notwithstanding anything to the contrary contained herein, if additional holders of Capital Stock become Stockholders under this Agreement pursuant to Subsection 5.2(ii), such holders may become a party by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as a Stockholder hereunder.  In either event, each such person shall thereafter shall be deemed a Stockholder for all purposes under this Agreement.  The Stockholders shall cause their permitted transferees pursuant to Section 1(b) of the Lock-up Agreement to become Stockholders under this Agreement as a condition of any such transfer.

9.15 Spousal Consent.  If any Stockholder who is a natural person and a resident of Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington, Wisconsin or the Commonwealth of Puerto Rico (each, a “Community Property State”) is married on the date of this Agreement, such Stockholder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit B hereto (“Consent of Spouse”), effective on the date hereof.  Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Stockholder’s Shares that do not otherwise exist by operation of law or the agreement of the parties.  If any individual Stockholder who is a resident of a Community Property State should marry or remarry subsequent to the date of this Agreement, such Stockholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VIGGLE INC.

By:	/s/ Greg Consiglio
Greg Consiglio
President & COO

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STOCKHOLDER:

By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman

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STOCKHOLDERS:

ACCEL IX L.P.

By:	Accel IX Associates L.L.C
Its General Partner

By:	Richard Zamboldi
Richard Zamboldi
Attorney in Fact

ACCEL IX STRATEGIC PARTNERS L.P.

By:	Accel IX Associates L.L.C
Its General Partner

By:	Richard Zamboldi
Richard Zamboldi
Attorney in Fact

ACCEL INVESTORS 2007 L.L.C.

By:	Richard Zamboldi
Richard Zamboldi
Attorney in Fact

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STOCKHOLDERS:

TRINITY VENTURES VIII, L.P.,
A California Limited Partnership
By:	TRINITY TVL VIII, LLC,
a California limited liability company

By:	Augustus O. Tai
Augustus O. Tai
Member

TRINITY VIII SIDE-BY-SIDE FUND, L.P.,
A California Limited Partnership
By:	TRINITY TVL VIII, LLC,
a California limited liability company

By:	Augustus O. Tai
Augustus O. Tai
Member

TRINITY VIII ENTREPRENEURS’ FUND, L.P.,
A California Limited Partnership
By:	TRINITY TVL VIII, LLC,
a California limited liability company

By:	Augustus O. Tai
Augustus O. Tai
Member

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STOCKHOLDERS:

DAG VENTURES III-QP, L.P.
By:	DAG Ventures Management III, LLC
Its General Partner

By:	John Cadeddu
John Cadeddu
Managing Director

DAG VENTURES III, L.P.

By:	DAG Ventures Management III, LLC
Its General Partner

By:	John Cadeddu
John Cadeddu
Managing Director

DAG VENTURES GP FUND III, LLC

By:	DAG Ventures Management III, LLC
Its General Partner

By:	John Cadeddu
John Cadeddu
Managing Director

DAG VENTURES III-A, LLC

By:	DAG Ventures Management III, LLC
Its General Partner

By:	John Cadeddu
John Cadeddu
Managing Director

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STOCKHOLDERS:

FRAZIER TECHNOLOGY VENTURES II, LP
By:	FTVMII, LP, its general partner
Frazier Technology Management, LLC, its general partner
Its General Partner

By:	Len Jordan
Len Jordan
Managing Member

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

STOCKHOLDERS’ AGENT:

STOCKHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as Stockholders’ Agent

By:	Mark B. Vogel
Mark B. Vogel
Managing Director

Schedule I

Stockholders

NAME                                                                                     ADDRESS

Robert F.X. Sillerman	902 Broadway, 11th Floor New York, NY 10010
ACCEL IX L.P.	428 University Avenue Palo Alto, CA 94301
ACCEL IX STRATEGIC PARTNERS L.P.	428 University Avenue Palo Alto, CA 94301
ACCEL INVESTORS 2007 L.L.C.	428 University Avenue Palo Alto, CA 94301
TRINITY VENTURES VIII, L.P.	3000 Sand Hill Road Bldg. 4, Suite 160 Menlo Park, CA 94025
TRINITY VIII SIDE-BY-SIDE FUND, L.P.	3000 Sand Hill Road Bldg. 4, Suite 160 Menlo Park, CA 94025
TRINITY VIII ENTREPRENEURS’ FUND, L.P.	3000 Sand Hill Road Bldg. 4, Suite 160 Menlo Park, CA 94025
DAG VENTURES III-QP, L.P.	251 Lytton Avenue, Suite 200 Palo Alto, CA 94301
DAG VENTURES III, L.P.	251 Lytton Avenue, Suite 200 Palo Alto, CA 94301
DAG VENTURES GP FUND III, LLC	251 Lytton Avenue, Suite 200 Palo Alto, CA 94301
DAG VENTURES III-A, LLC	251 Lytton Avenue, Suite 200 Palo Alto, CA 94301
FRAZIER TECHNOLOGY VENTURES II, LP	601 Union Two Union Square Suite 3200 Seattle, WA 98101

EXHIBIT A
ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on ___________________, 20__, by the undersigned (the “Holder”) pursuant to the terms of that certain Stockholders Agreement dated as of December __, 2013 (the “Agreement”), by and among the Company and certain of its Stockholders, as such Agreement may be amended or amended and restated hereafter.  Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement.  By the execution of this Adoption Agreement, the Holder agrees as follows.

1.           Acknowledgement.  Holder acknowledges that Holder holds Voting Securities and Holder shall be considered a Stockholder for all purposes of the Agreement.

2           Agreement.  Holder hereby (a) agrees that the Capital Stock, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

3           Notice.  Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER: _________________________________________	ACCEPTED AND AGREED:

By: ______________________________________________	VIGGLE INC.
Name and Title of Signatory

Address: __________________________________________	By: ________________________________________

_________________________________________________	Title: _______________________________________

Facsimile Number: ___________________________________

EXHIBIT B

CONSENT OF SPOUSE

I, ____________________, spouse of ______________, acknowledge that I have read the Stockholders Agreement, dated as of December __, 2013, to which this Consent is attached as Exhibit B (the “Agreement”), and that I know the contents of the Agreement.  I am aware that the Agreement contains provisions regarding the voting of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of Capital Stock shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent.  I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:	_____________________________________________
Signature